SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under The Securities Act of 1933

FIRST FOUNDATION INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-8639702
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

18101 Von Karman Avenue, Suite 700, Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

First Foundation Inc. 2007 Equity Incentive Plan

First Foundation Inc. 2007 Management Stock Incentive Plan

First Foundation Inc. 2015 Equity Incentive Plan

(Full title of the plans)

‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑

John M. Michel, Chief Financial Officer

First Foundation Inc.

18101 Von Karman Avenue, Suite 700, Irvine, California 92612

(Name and address of agent for service)

(949) 202-4160

(Telephone number, including area code, of agent for service)

‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑

Copy to:

Ben A. Frydman, Esq.

Stradling Yocca Carlson & Rauth, a Professional Corporation

660 Newport Center Drive, Suite 1600, Newport Beach, California 92660

(949) 725-4000

‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value	N/A	N/A	N/A	N/A
(1)

The Registrant is not registering additional securities. Registration fees were originally paid by the Registrant’s predecessor-in-interest upon filing of the original registration statements on Form S-8 (File Nos. 333-193658 and 333-207638.  Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

This Post-Effective Amendment No. 1 shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

On October 28, 2015, following approval by the requisite vote of the Company’s shareholders at its Annual Meeting of Shareholders, First Foundation, Inc., a California corporation (“FFI-California”), changed its state of incorporation from California to Delaware (the “Reincorporation”). This Reincorporation was effectuated by merging FFI-California with and into First Foundation Inc., a Delaware corporation and wholly owned subsidiary of FFI-California (“FFI-Delaware” or the “Company” or the “Registrant”), which was established for the purpose of effectuating the Reincorporation. FFI-Delaware is deemed to be the successor issuer of FFI-California under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

FFI-Delaware as the successor issuer of FFI-California is filing this Post-Effective Amendment No. 1 to registration statements on Form S-8, File Nos. 333-193658 and 333-207638 (the “Registration Statements”), pursuant to Rule 414 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), solely to update the Registration Statements as a result of the Reincorporation of FFI-California from the state of California to the State of Delaware.

In connection with the Reincorporation, FFI-Delaware assumed First Foundation Inc.’s 2007 Equity Incentive Plan, 2007 Management Stock Incentive Plan and 2015 Equity Incentive Plan (collectively, the “Plans”) and all of the outstanding options and other equity incentive awards under those Plans. At the effective time of the Reincorporation, (i) each outstanding option to purchase shares of FFI-California Common Stock was converted into an option to purchase the same number of shares of FFI- Delaware Common Stock, with no changes in the option exercise price or other terms and conditions of such options and (ii) each outstanding restricted share of FFI-California Common Stock and each outstanding restricted stock unit, representing one share of FFI-California Common Stock, was converted into a restricted share of FFI-Delaware Common Stock or a restricted stock unit representing one share of FFI-Delaware Common Stock, with no changes to terms or conditions of such restricted shares or restricted stock units.

In accordance with Rule 414 of the Securities Act, except as modified by this Post-Effective Amendment No. 1, the Registrant, as successor issuer to FFI-California, hereby expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act. The applicable registration fees were paid at the time of the original filings of the Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents, which have been filed by FFI-California, the predecessor of Registrant, with the Securities and Exchange Commission (the “Commission”), are incorporated in the Registration Statements by this reference:

(a)The Registration Statement on Form 10 (the “Form 10 Registration Statement”), which was filed with the Commission on October 17, 2013 pursuant to, and became effective on December 16, 2013 under, Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments to that Registration Statement that may have been or may be filed with the Commission.

(b)The Registration Statement on Form S-3 (File No. 333-205431), which was filed with the Commission on July 1, 2015 pursuant to, and was declared effective on July 27, 2015 under, the Securities Act of 1933, as amended (the “Securities Act”), including any amendments to that Registration Statement (the “S-3 Registration Statement”) that may have been or may be filed with the Commission.

(c)The Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 10-K”), as filed with the Commission on March 16, 2015;

(d)Amendment No. 1 to the Company’s 2014 10-K filed with the Commission on Form 10-K/A on August 3, 2015;

(e)The Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on September 25, 2015.

(f)All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in paragraph (c) above, other than reports furnished under Item 2.02 or Item 7.01 of Form 8-K and the exhibits furnished with such Form 8-K reports that are related to those Items.

(g)The description of Registrant’s Common Stock that is contained in Amendment No. 1 to the Company’s registration statement on Form 8-A12B filed with the Commission on October 30, 2015 under Section 12 of the Exchange Act, including any amendment or report that may be filed hereafter for the purpose of updating that description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than reports furnished under Item 2.02 or Item 7.01 of Form 8-K and the exhibits furnished with those Form 8-K reports that are related to those Items), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statements being amended hereby and to be part thereof from the date of filing such documents.

For purposes of this Amendment No. 1 to Registration Statement, any statement in a document incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained in this Amendment No. 1 or any later filed documents modify or supersede a statement in such earlier document.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statements as amended hereby.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Stradling Yocca Carlson & Rauth, a Professional Corporation, which provides legal services to the Company, has rendered the legal opinion set forth in Exhibit 5.1 to this registration statement.  Shareholders of Stradling Yocca Carlson & Rauth own a total of 8,500 shares of the Company’s common stock.

Item 6.Indemnification of Directors and Officers.

The Certificate of Incorporation of FFI-Delaware provides that, except to the extent prohibited by the Delaware General Corporation Law (“DGCL”), the Company’s directors shall not be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant, which is not eliminated by these provisions of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. This provision does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The Company’s Bylaws provide that it shall indemnify and hold harmless, to the fullest extent permitted by applicable law, as may be amended, any person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expense, liability and loss reasonable incurred or suffered by such person.

The Registrant maintains director’s and officer’s liability insurance insuring the Registrant’s directors and officers against certain liabilities and expenses incurred by such person in their capacities as such, and insuring the Registrant under certain circumstances in the event that indemnification payments are made by the Registrant to such directors and officers.

The Registrant has entered into indemnification agreements with its directors and executive officers. These agreements require the Company, among other things, (i) to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Company), (ii) to advance the expenses such directors or executive officers may incur as a result of or in connection with the defense of any proceeding brought against them as to which they could be indemnified, subject to an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification, and (iii) to obtain officers’ & directors’ liability insurance if available on reasonable terms. The foregoing summary is qualified in its entirety by reference to the form of Indemnification Agreement entered into by the Company with its directors and officers, a copy of which is attached as Exhibit 10.99 to the Company’s Current Report on Form 8-K filed with the Commission on October 30, 2015.

The foregoing summaries are necessarily subject to the complete text of the Delaware General Corporation Law, our Certificate of Incorporation and Bylaws and the form of Indemnification Agreement referred to above and are qualified in their entirety by reference thereto.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company as described above, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We believe that our articles of incorporation and the indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description

4.1	Certificate of Incorporation of First Foundation Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the Form 8-K as filed with the Commission on October 28 , 2015).

4.2	Bylaws of First Foundation Inc., a Delaware corporation (incorporated by reference to Exhibit 3.2 to the Form 8-K as filed with the Commission on October 28, 2015).

5.1	Opinion of Stradling Yocca Carlson & Rauth, A Professional Corporation

10.99	Form of Directors and Officers Indemnification Agreement. (Incorporated by reference to Exhibit 10.99 to the Form 8-K filed with the Commission on October 30, 2015).

23.1	Consent of Vavrinek, Trine, Day & Co., LLP

23.2	Consent of Stradling Yocca Carlson & Rauth, A Professional Corporation (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page)

Item 9.Undertakings.

(a)We hereby undertake:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on October 30, 2015.

FIRST FOUNDATION INC.

By:  /s/SCOTT F. KAVANAUGH

Scott F. Kavanaugh, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Scott Kavanaugh, Ulrich E. Keller, Jr. and John M. Michel and each them, individually, as his or her attorneys-in-fact, with full power and authority, including full power of substitution, for the undersigned to sign, in any and all capacities, any amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and to do any and all acts and things for and in name of the undersigned which such attorneys-in-fact, or any of them, individually, may deem necessary or advisable to enable First Foundation Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, and does hereby ratify and confirm all that any of said attorneys-in-fact, or any of their substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the respective capacities and on the dates indicated below.

Signature	Title	Date

/s/SCOTT F. KAVANAUGH Scott F. Kavanaugh	Chief Executive Officer and Director (Principal Executive Officer)	October 30, 2015

/s/JOHN M. MICHEL John M. Michel	Chief Financial Officer (Principal Financial and Accounting Officer)	October 30, 2015

/s/ULRICH E. KELLER, JR.	Chairman and Director	October 30, 2015
Ulrich E. Keller, Jr.

/s/JAMES BRAKKE	Director	October 30, 2015
James Brakke

/s/MAX BRIGGS	Director	October 30, 2015
Max Briggs

/s/VICTORIA COLLINS	Director	October 30, 2015
Victoria Collins

/s/WARREN D. FIX	Director	October 30, 2015
Warren D. Fix

S-1

/s/JOHN HAKOPIAN	Director	October 30, 2015
John Hakopian

/s/GERALD L. LARSEN	Director	October 30, 2015
Gerald L. Larsen

/s/MITCHELL M. ROSENBERG	Director	October 30, 2015
Mitchell M. Rosenberg

/s/JACOB P. SONENSHINE	Director	October 30, 2015
Coby Sonenshine

S-2

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Incorporation of First Foundation Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the Form 8-K as filed with the Commission on October 28, 2015).

4.2	Bylaws of First Foundation Inc., a Delaware corporation (incorporated by reference to Exhibit 3.2 to the Form 8-K as filed with the Commission on October 28, 2015).

10.99	Form of Directors’ and Officers’ Indemnification Agreement (Incorporated by reference to Exhibit 10.99 to the Form 8-K filed with the Commission on October 30, 2015).

5.1	Opinion of Stradling Yocca Carlson & Rauth, A Professional Corporation

23.1	Consent of Vavrinek, Trine, Day & Co., LLP

23.2	Consent of Stradling Yocca Carlson & Rauth, A Professional Corporation (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page)